Exhibit 99.1

STAAR Surgical Reports First Quarter 2026 Results; Issues Shareholder Letter

Net Sales of $93.5 million, highest first quarter Net Sales in Company’s history, up 119.6% Y/Y

Net Income of $5.2 million, with GAAP EPS of $0.10

Adjusted EBITDA1 of $24.4 million, or $0.48 per diluted share

Earnings Call and Webcast Today at 5:30 PM Eastern

LAKE FOREST, CA, May 13, 2026 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the first quarter ended April 3, 2026.

First Quarter 2026 Financial Overview

•
Net sales of $93.5 million, up 119.6% Y/Y
•
Net sales excluding China of $46.1 million, up 6.0% Y/Y
•
Gross margin at 73.6% vs. 65.8% a year ago
•
Net income of $5.2 million or $0.10 per diluted share, compared to a net loss of $(54.2) million or $(1.10) per diluted share a year ago
•
Adjusted EBITDA1 of $24.4 million or $0.48 per diluted share, compared to Adjusted EBITDA1 loss of $(26.3) million or $(0.53) per diluted share a year ago

Fellow Shareholders,

STAAR is off to a strong start in 2026, as reflected in our first quarter financial results. We have made meaningful advancements against our core objectives of Revenue Growth and Profit Expansion, and we expect to advance Product Innovation over the balance of the year. In the approximately 100 days since we were appointed to lead the Company, our focus has been clear: improve operational execution and position STAAR to deliver sustainable, long-term value creation.

We are encouraged by the continued engagement from employees, surgeons, distributors, and investors, and by how the organization has come together following a challenging 2025. STAAR remains uniquely positioned as the global leader in lens-based refractive surgery, and our recent progress reinforces that long-term opportunity.

Key 2026 Operational Highlights:

•
Record first-quarter net sales of $93.5 million
•
Surpassed the milestone of 4 million ICLs sold globally
•
Return to growth in China, with distributor inventory at or below contractual levels
•
Strong launch of EVO+ ICL in China
•
Double-digit U.S. net sales growth with quarterly net sales surpassing $6 million
•
Return to profitability with improving margins

Exhibit 99.1

Business Update

Our priority in 2026 is to return STAAR to consistent, profitable growth while maintaining disciplined execution. While several headwinds from prior years have eased, we continue to operate in a dynamic global environment shaped by tariffs, geopolitical uncertainty, and uneven macroeconomic conditions. Operationally, we are making important advancements across several foundational initiatives.

We continue to make strong progress scaling our manufacturing facility in Nidau, Switzerland. We plan for our Nidau facility in 2026 to supply 100% of the EVO ICL and EVO+ ICL lenses we ship to China, without import tariffs.

In parallel, we are in the midst of the rollout of our new Enterprise Resource Planning (ERP) system. This has been a multi-year effort across the organization, and while we remain in the early stages, disruptions to the business have been limited. We are pleased with the progress to date and are grateful for the strong execution and commitment from teams across STAAR in bringing this system live. We expect this platform to enhance visibility, improve coordination, and support more efficient scaling of the business over time.

More broadly, we continue to see a structural shift in the refractive market. Across most major markets globally, laser-based refractive procedures have been flat or declining, while lens-based refractive surgery continues to gain momentum. This shift reflects both evolving patient preferences and increasing surgeon confidence in lens-based solutions, reinforcing the long-term growth opportunity for STAAR.

China

The launch of EVO+ ICL in China represents an important step forward in our innovation strategy. Early demand has exceeded expectations, supported by strong surgeon adoption and the product’s differentiated clinical profile. EVO+ carries a premium price and is expected to contribute to margin expansion as volumes scale.

Operationally, we have made substantial inroads addressing our most significant challenge from 2025—excess channel inventory. Inventories held by distributors are now within targeted ranges with first quarter 2026 units-on-hand comparable to fourth quarter 2025, while in-market sales2 and procedures have improved. At the same time, we have significantly enhanced our visibility into downstream inventory, improving our ability to manage the business proactively compared to a year ago. We believe our strong first quarter net sales performance in China was driven by a recovery in in-market demand rather than inventory buildup, positioning us well for the second quarter and the balance of the year.

Refractive market conditions in China have improved relative to the volatility experienced from 2022 to 2024. While macroeconomic signals remain mixed, underlying demand for refractive procedures continues to grow at a moderate pace. Over the long term, we believe penetration rates in China have significant room to expand, supported by rising incomes and a high prevalence of myopia.

Exhibit 99.1

United States

The U.S. remains an important growth opportunity for STAAR. While the overall U.S. refractive surgery market has declined in recent years, our business has continued to grow through share gains as adoption of EVO ICL has increased.

Our U.S. net sales have grown approximately 54% over the past three years through 2025, including 22% growth in the first quarter of 2026. We exceeded $6 million in quarterly net sales for the first time, reflecting both increased surgeon adoption and improved commercial execution. Our U.S. growth is occurring against a broader refractive market where laser-based procedures—which require the removal of corneal tissue—have declined at double-digit rates since 2022. This divergence underscores a fundamental shift in the U.S., as more surgeons and patients prioritize the reversible, lens-based benefits of the EVO platform over traditional laser vision correction.

We were pleased with the level of surgeon engagement we saw at the recent ASCRS meeting, which reinforced our view that interest in EVO ICL and lens-based refractive surgery continues to build. We also are encouraged by the impact of our updated marketing strategy, which focuses on surgeons who are prioritizing EVO ICL in their practices. Early results indicate improved patient awareness and engagement.

The recent FDA approval expanding the EVO ICL indication to patients aged 45–60 further increases our addressable market and supports continued growth.

The U.S. remains meaningfully underpenetrated relative to more mature ICL markets, and we believe this creates a compelling long-term growth opportunity for STAAR.

Global Dynamics and Growth Opportunities

While certain regions were impacted by geopolitical disruption during the quarter, these markets represent a relatively small portion of our overall business. The estimated impact on first quarter net sales was less than $2 million.

Looking ahead, we remain mindful of ongoing macroeconomic uncertainty, including potential impacts of geopolitical disruption on economies in Europe and parts of Asia. We are managing the business prudently while continuing to invest in growth opportunities.

India remains a compelling long-term market despite near-term pricing sensitivity and macro volatility driven by geopolitical disruption. We are taking a measured approach to building our presence while positioning STAAR for long-term success. This long-term outlook is supported by a significant global shift in eye health; by 2050, half of the world’s population is projected to have myopia3. As the global leader in lens-based surgery, we believe STAAR is uniquely positioned to address this epidemic with a solution that preserves corneal tissue, does not induce dry eye disease and effectively treats the full spectrum of myopia and astigmatism.

As we pursue these global opportunities, we remain disciplined in how we allocate capital and resources. We are prioritizing markets and commercial programs where we see the strongest potential returns, while continuing to benefit from the cost reduction efforts that we initiated in 2025. We achieved our targeted operating expense run rate in both the fourth quarter of 2025 and the first

Exhibit 99.1

quarter of 2026. As net sales grow, we expect disciplined spending to drive operating leverage and support a return to double-digit operating margins over time.

Positioned for 2026 and Beyond

With growing recognition of the advantages of EVO ICL, inventory normalized in China, strong early demand for EVO+ ICL in China, continued advancement in our Swiss manufacturing operations, and foundational systems like Oracle ERP coming online successfully, we believe STAAR is well positioned to deliver improved financial performance.

Our focus remains on three core objectives:

Revenue Growth — accelerating performance in key markets while expanding into new opportunities

Profit Expansion — maintaining disciplined cost management, focusing on return-driven investments and improving manufacturing efficiency

Innovation Acceleration — advancing near-term product enhancements and strengthening our pipeline

STAAR’s differentiated Collamer® material, advanced optical design, and growing global adoption position us well within a large and expanding market driven by increasing myopia prevalence.

We are honored to lead STAAR at this important time. Our leadership team, Board, and employees are aligned around a clear strategy and a disciplined approach to execution.

We remain committed to strengthening our partnership with shareholders and delivering long-term value creation.

Thank you once again for your continued support.

Sincerely,

Warren Foust Deborah Andrews

Interim Co-Chief Executive Officer Interim Co-Chief Executive Officer

President and Chief Operating Officer Chief Financial Officer

First Quarter 2026 Financial Results

We delivered strong financial performance in the first quarter, with meaningful improvement in profitability supported by higher gross margins and disciplined expense management. We remain focused on driving operating leverage as the business scales while continuing to invest in key growth initiatives.

Net sales were $93.5 million for the first quarter of 2026, up 119.6% from $42.6 million in the prior year quarter. The year over year increase in net sales primarily reflected strong performance in China, along with double-digit growth in the Americas. Excluding China, net sales were $46.1 million, an increase of 6.0%, as compared to $43.5 million in the prior year quarter. Strong growth in the U.S

Exhibit 99.1

market was partly offset by the macroeconomic and geopolitical headwinds in the Middle East and India markets.

As previously disclosed, net sales during the first quarter of 2025 were impacted as the Company shipped minimal quantities of EVO ICLs to China while distributors worked through excess inventory. As of the end of the first quarter of 2026, the Company’s distributor inventory appears to be within the targeted range to appropriately service the refractive market.

Gross profit margin for the first quarter of 2026 was 73.6% of total net sales, compared to 65.8% in the prior year quarter. The year-over-year improvement was primarily driven by the elimination of period costs related to the ramp-up of manufacturing in Switzerland, a reduction in Advanced Manufacturing expenses, lower inventory provisions, and decreased freight and other cost of sales as a percent of sales. These gains were partially offset by higher per unit manufacturing costs resulting from lower production volume in 2025.

Total operating expenses for the first quarter of 2026 were $60.9 million, compared to $85.4 million in the prior year quarter. Excluding restructuring and merger-related costs, operating expenses were $51.5 million, a decrease of 18.0% year over year.

General and administrative expenses were $17.0 million, down from $24.5 million in the prior year quarter. The decrease was primarily driven by reduced spending on outside services, including IT and tax consulting, as well as lower compensation-related expenses. The results also reflected a greater allocation of certain costs to manufacturing, including ERP-related initiatives.

Selling and marketing expenses were $24.5 million, down from $26.9 million in the prior year quarter. The decrease was primarily due to lower advertising and promotional spending and lower trade show expenses, partially offset by an increase in compensation-related expenses and bad debt expense.

Research and development expenses were $9.9 million, down from $11.3 million in the prior year quarter, reflecting lower compensation-related costs.

Operating income for the first quarter of 2026 was $8.0 million compared to an operating loss of $(57.4) million in the prior year quarter. Net income for the first quarter of 2026 was $5.2 million or $0.10 per diluted share, up from net loss of $(54.2) million or $(1.10) per diluted share for the prior year quarter. The year-over-year improvement in net income was primarily attributable to higher gross profit and lower operating expenses. Adjusted EBITDA1 for the first quarter of 2026 was $24.4 million or $0.48 per diluted share, up from an Adjusted EBITDA1 loss of $(26.3) million or $(0.53) per diluted share in the prior year quarter.

Cash, cash equivalents, and investments available for sale at April 3, 2026, totaled $163.9 million, compared to $187.5 million at the end of the fourth quarter of 2025. The Company has no outstanding debt.

Earnings Conference Call and Webcast

The Company will host an earnings conference call and webcast today, Wednesday, May 13 at 5:30 p.m. Eastern / 2:30 p.m. Pacific to discuss its financial results and operational progress. To access

Exhibit 99.1

the webcast please use the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=J3bNAuVd

In addition to live questions, participants may submit questions by email to ir@staar.com

1 Adjusted EBITDA and Adjusted EBITDA per diluted share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

2 In-market sales reflect sales from the Company’s distributors to customers and end-users in China. This data is collected and provided by the Company’s distributors and is used by the Company to estimate in-market demand and analyze trends. This data is unaudited by the Company and can be impacted by timing of orders placed, returns, and other factors.

3 Holden BA, Fricke TR, Wilson DA, Jong M, Naidoo KS, Sankaridurg P, Wong TY, Naduvilath TJ, Resnikoff S. Global Prevalence of Myopia and High Myopia and Temporal Trends from 2000 through 2050. Ophthalmology. 2016 May;123(5):1036-42. doi: 10.1016/j.ophtha.2016.01.006. Epub 2016 Feb 11. PMID: 26875007

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA per diluted share and constant currency measures. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense, restructuring, impairment and related charges, and commencing with the first quarter ended March 28, 2025, merger transaction and related costs. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose

Exhibit 99.1

efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of-use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to analyze period-to-period financial performance of its core business operations more consistently and better assess the Company’s current and future continuing operations. Similarly, the Company believes that merger transaction and related costs are not indicative of the underlying operating expense profile for the Company and that excluding such costs from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 4 million ICLs in over 85 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit http://www.staar.com.

Exhibit 99.1

We intend to use our website as a means of disclosing material non-public information about the Company and complying with Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ section at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to grow and generate profit; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 under the caption “Risk Factors,” which is filed with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor/Media Contact:

ir@staar.com

Exhibit 99.1

Connie Johnson

(626) 303-7902 (ext. 2207)

cjohnson@staar.com

Asia Investor/Media Contact:

Niko Liu, CFA

nliu@staar.com

United States: (626) 303-7902 (ext. 3023)

Hong Kong: +852 6092-5076

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	April 3, 2026	January 2, 2026
Current assets:
Cash and cash equivalents	$131,864	$153,150
Investments available for sale	32,025	34,386
Accounts receivable trade, net	81,172	50,064
Inventories, net	49,784	55,496
Prepayments, deposits, and other current assets	17,553	18,449
Total current assets	312,398	311,545
Property, plant, and equipment, net	71,738	73,323
Operating lease right-of-use assets, net	28,572	29,609
Cloud-based software	34,265	30,700
Goodwill	1,786	1,786
Deferred income taxes	1,088	3,365
Other assets	1,271	1,350
Total assets	$451,118	$451,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,696	$11,574
Obligations under operating leases	6,102	5,872
Allowance for sales returns	13,190	10,199
Other current liabilities	33,006	40,859
Total current liabilities	60,994	68,504
Obligations under operating leases	31,189	32,481
Asset retirement obligations	44	45
Deferred rent	89	89
Pension liability	6,436	6,375
Total liabilities	98,752	107,494

Stockholders' equity:
Common stock	502	498
Additional paid-in capital	507,921	504,682
Treasury Stock	(6,461)	(6,461)
Accumulated other comprehensive loss	(6,778)	(6,511)
Accumulated deficit	(142,818)	(148,024)
Total stockholders' equity	352,366	344,184
Total liabilities and stockholders' equity	$451,118	$451,678

Exhibit 99.1

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Three Months Ended
	% of Sales	April 3, 2026	% of Sales	March 28, 2025	Fav (Unfav) Amount	%
Net sales	100.0%	$93,522	100.0%	$42,589	$50,933	119.6%

Cost of sales	26.4%	24,663	34.2%	14,584	(10,079)	(69.1)%

Gross profit	73.6%	68,859	65.8%	28,005	40,854	145.9%

Selling, general and administrative expenses:
General and administrative	18.2%	17,022	57.4%	24,458	7,436	30.4%
Selling and marketing	26.2%	24,509	63.3%	26,945	2,436	9.0%
Research and development	10.6%	9,925	26.6%	11,339	1,414	12.5%
Total selling, general, and administrative expenses	55.0%	51,456	147.3%	62,742	11,286	18.0%
Merger transaction and related costs	7.2%	6,743	0.0%	-	(6,743)	0.0%
Restructuring, impairment and related charges	2.9%	2,681	53.2%	22,664	19,983	88.2%
Total operating expenses	65.1%	60,880	200.5%	85,406	24,526	28.7%

Operating income (loss)	8.5%	7,979	(134.7)%	(57,401)	65,380	113.9%

Other income (expense):
Interest income, net	1.0%	907	3.2%	1,366	(459)	(33.6)%
Gain (loss) on foreign currency transactions	(1.2)%	(1,111)	3.3%	1,418	(2,529)	(178.3)%
Other income, net	0.5%	443	0.3%	131	312	238.2%
Total other income, net	0.3%	239	6.8%	2,915	(2,676)	(91.8)%

Income (loss) before provision for income taxes	8.8%	8,218	(127.9)%	(54,486)	62,704	115.1%

Provision (benefit) for income taxes	3.2%	3,012	(0.6)%	(275)	(3,287)	(1195.3)%

Net income (loss)	5.6%	5,206	(127.3)%	(54,211)	59,417	109.6%

Net income (loss) per share - basic		0.10		(1.10)
Net income (loss) per share - diluted		0.10		(1.10)

Weighted average shares outstanding - basic		49,908		49,344
Weighted average shares outstanding - diluted		50,900		49,344

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended
	April 3, 2026	March 28, 2025
Cash flows from operating activities:
Net income (loss)	$5,206	$(54,211)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	2,107	2,337
Amortization of capitalized cloud-based software	104	53
Non-cash operating lease expense	857	1,028
Impairment of fixed assets and operating leases	-	13,216
Accretion/Amortization of investments available for sale	(232)	(129)
Deferred income taxes	2,810	(1,029)
Change in net pension liability	31	(2,457)
Stock-based compensation expense	4,823	6,015
Provision for sales returns and bad debts	3,712	(910)
Inventory provision	1,575	2,031
Changes in working capital:
Accounts receivable	(31,921)	38,170
Inventories	4,088	(6,304)
Prepayments, deposits and other assets	353	305
Cloud-based software	(3,668)	(2,167)
Accounts payable	(2,957)	(5,961)
Other current and long-term liabilities	(8,583)	4,279
Net cash used in operating activities	(21,695)	(5,734)

Cash flows from investing activities:
Acquisition of property and equipment	(443)	(1,468)
Purchase of investments available for sale	(4,519)	(14,691)
Proceeds from sale or maturity of investments available for sale	7,109	51,510
Net provided by investing activities	2,147	35,351

Cash flows from financing activities:
Repayment of finance lease obligations	-	(42)
Repurchase of employee common stock for taxes withheld	(1,867)	(1,283)
Proceeds from vested restricted stock and exercise of stock options	174	377
Net cash used in financing activities	(1,693)	(948)

Effect of exchange rate changes on cash and cash equivalents	(45)	286

Increase (decrease) in cash and cash equivalents	(21,286)	28,955
Cash and cash equivalents, at beginning of the period	153,150	144,159
Cash and cash equivalents, at end of the period	$131,864	$173,114

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2023	Q1-24	Q2-24	Q3-24	Q4-24(5)	2024(5)	Q1-25	Q2-25(5)	Q3-25(5)	Q4-25	2025(5)	Q1-26
Net income (loss) - (as reported)	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)	$(16,812)	$8,884	$(18,309)	$(80,448)	$5,206
Provision (benefit) for income taxes	12,349	1,128	2,955	3,179	3,894	11,156	(275)	(9,103)	9,906	(2,343)	(1,815)	3,012
Other (income) expense, net	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)	(4,049)	(300)	(2,186)	(9,450)	(239)
Depreciation	5,111	1,237	1,522	1,757	2,375	6,891	2,337	1,975	2,000	2,007	8,319	2,107
(Gain) loss on disposal of property plant and equipment(2)	73	-	26	1,642	26	1,694	-	-	23	51	74	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	53	147	104	105	409	104
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	22,664	5,248	26	694	28,632	2,681
Merger transaction and related costs(4)	-	-	-	-	-	-	-	-	5,926	11,209	17,135	6,743
Amortization of intangible assets	13	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	23,516	6,339	9,042	7,160	4,669	27,210	6,015	7,802	8,158	8,613	30,588	4,823
Adjusted EBITDA	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,332)	$(14,792)	$34,727	$(159)	$(6,556)	$24,437
Net income (loss) as a % of Sales	6.7%	(4.3)%	7.4%	11.3%	(69.9)%	(6.6)%	(127.3)%	(38.0)%	9.3%	(31.6)%	(33.6)%	5.6%
Adjusted EBITDA as a % of Sales	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(61.8)%	(33.4)%	36.7%	(0.3)%	(2.7)%	26.1%

Net income (loss) per share, diluted - (as reported)	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)	$(0.34)	$0.18	$(0.37)	$(1.62)	$0.10
Provision (benefit) for income taxes	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)	(0.18)	0.20	(0.05)	(0.04)	0.06
Other (income) expense, net	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)	(0.08)	(0.01)	(0.04)	(0.19)	-
Depreciation	0.10	0.03	0.03	0.04	0.05	0.14	0.05	0.04	0.04	0.04	0.17	0.04
(Gain) loss on disposal of property plant and equipment	-	-	-	0.03	-	0.03	-	-	-	-	-	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	-	-	-	-	0.01	-
Restructuring, impairment and related charges	-	-	-	-	-	-	0.46	0.11	-	0.01	0.58	0.05
Merger transaction and related costs	-	-	-	-	-	-	-	-	0.12	0.23	0.35	0.13
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.48	0.13	0.18	0.14	0.09	0.55	0.12	0.16	0.16	0.17	0.62	0.09
Adjusted EBITDA per share, diluted(1)	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)	$(0.30)	$0.69	$-	$(0.13)	$0.48

Weighted average shares outstanding - Diluted	49,427	48,907	49,811	49,731	49,266	49,597	49,344	49,520	50,549	49,758	49,568	50,900

(1) Adjusted EBITDA per diluted share may not add due to rounding.
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center.
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software.
(4) These are costs related to the merger with Alcon, which was terminated on January 6, 2026.

(5) As previously disclosed, in December 2024 the Company shipped $27.5 million of ICLs to one of its distributors in China (the “December China Shipment”). The December China Shipment was subject to extended payment terms and was paid in full during Q3 FY25 pursuant to such payment terms. Cost of sales for the December China Shipment of $3.9 million was recognized upon shipment in Q4 FY24. Net sales for the December China
   Shipment were recognized as payments were received, with $1.6 million and $25.9 million of net sales recognized in Q2 FY25 and Q3 FY25, respectively, at 100% gross margin. If the cost of sales was recognized during the same period as the corresponding net sales, cost of sales related to the December China Shipment would have been $0.2 million and $3.7 million in Q2 FY25 and Q3 FY25, respectively.

Exhibit 99.1

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region(1)	2023	2024	2025	March 28, 2025	June 27, 2025	September 26, 2025	January 2, 2026	April 3, 2026

Americas(2)	$22,315	$25,229	$28,788	$6,739	$7,307	$7,211	$7,531	$8,493

EMEA(3)	40,063	43,511	44,733	13,110	11,436	10,364	9,823	12,731

APAC(4)	260,037	245,161	165,921	22,740	25,577	77,157	40,447	72,298

Global Sales	$322,415	$313,901	$239,442	$42,589	$44,320	$94,732	$57,801	$93,522

Global Sales Growth	13%	(3)%	(24)%	(45)%	(55)%	7%	18%	120%

Americas Sales Growth	13%	13%	14%	9%	10%	20%	18%	26%

EMEA Sales Growth	(2)%	9%	3%	16%	11%	8%	(20)%	(3)%

APAC Sales Growth	16%	(6)%	(32)%	(62)%	(69)%	6%	34%	218%

Global ICL Unit Growth	19%	(6)%	(27)%	(48)%	(63)%	9%	15%	134%

	Fiscal Year			Three Months Ended
Sales by Country(5)	2023	2024	2025	March 28, 2025	June 27, 2025	September 26, 2025	January 2, 2026	April 3, 2026

China	$184,569	$162,287	$77,781	$(877)	$5,299	$55,833	$17,526	$47,442
Growth	25%	(12)%	(52)%	(102)%	(92)%	6%	124%	(5510)%

Japan	$38,468	$41,841	$45,265	$11,395	$10,915	$11,226	$11,729	$12,266
Growth	(11)%	9%	8%	9%	10%	7%	7%	8%

South Korea	$19,880	$21,636	$23,380	$7,522	$4,293	$5,491	$6,074	$7,975
Growth	11%	9%	8%	12%	9%	8%	3%	6%

United States	$17,221	$19,896	$22,558	$5,459	$5,635	$5,632	$5,832	$6,667
Growth	17%	16%	13%	11%	4%	20%	19%	22%

Global Sales Ex China	$137,846	$151,614	$161,661	$43,466	$39,021	$38,899	$40,275	$46,080
Growth	1%	10%	7%	12%	10%	8%	(2)%	6%

Notes:
(1) Certain adjustments have been reclassed from EMEA to APAC. Prior periods have changed to conform to the current presentation.
(2) Americas includes the United States, Canada and Latin American countries.
(3) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors.
(4) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors.
(5) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended			Three Months Ended	As Reported		Constant Currency
Sales	April 3, 2026	Effect of Currency	Constant Currency	March 28, 2025	$ Change	% Change	$ Change	% Change
Total Sales	$93,522	$(1,157)	$92,365	$42,589	$50,933	119.6%	$49,776	116.9%